Note: This is the policy for the Company's United States employees. The Company has other plans for its foreign employees that are translated in various languages with substantially the same provisions.

DENTSPLY INTERNATIONAL INC.

                                   CODE OF

                         BUSINESS CONDUCT AND ETHICS

                                   CONTENTS

o     GENERAL CODE OF CONDUCT
1.    INTRODUCTION
2.    GENERAL STANDARDS OF CONDUCT
3.    REPORTING OF VIOLATIONS
4.    GOVERNMENT INTERVIEWS OR INVESTIGATION
5.    COMPLIANCE PROCEDURES
A.    INTRODUCTION
B.    MAINTAINING AWARENESS OF THE PROGRAM
C.    COMPANY INVESTIGATIONS
D.    ONGOING EVALUATION OF PROGRAM
6.    INTERNATIONAL MATTERS
A.    INTERNATIONAL OPERATIONS
B.    SANCTIONS AND TRADE EMBARGOES
C.    ANTIBOYCOTT
7.    WAIVERS
o     SPECIFIC POLICIES
o     USE OF COMPANY FUNDS AND RESOURCES
o     CONFLICT OF INTEREST
o     PERSONAL RESPONSIBILITIES OF EMPLOYEES
o     TRADING IN DENTSPLY INTERNATIONAL INC. AND OTHER RELATED SECURITIES
o     ACCURACY OF BOOKS, RECORDS POLICY AND PUBLIC STATEMENTS
o     DISCRIMINATION AND HARASSMENT
o     ANTITRUST LAW

                                               Code of Business Conduct



Dear Fellow Employee:

      DENTSPLY International Inc. has been in business since 1899, and we are proud of the global reputation and trust we have earned. This is a reputation that we are determined to protect and enhance. Our Code of Business Conduct sets forth our guiding principles for the conduct of our business that must be followed by everyone who does business on behalf of DENTSPLY.

      All  employees,   agents,   consultants,   independent  contractors  and
representatives of DENTSPLY have the responsibility to read, understand, and abide by the principles and standards contained in this Code. It is difficult to make a policy that applies to every situation, and there will be times when the Code does not address a particular question. Applying common sense, good judgment, and integrity to every business issue will help to ensure that your decisions are consistent with DENTSPLY values and this Code. If you are an employee and you have questions, please contact your supervisor, the relevant Senior Management, or the General Counsel. If you are not an employee, please feel free to ask your DENTSPLY contact, or the General Counsel's office.

      DENTSPLY's success depends upon each of us. Acting with integrity and the highest ethical standards is not only good policy, it is also good business. Every DENTSPLY employee and shareowner relies upon you to do the right thing. We know that our confidence in you is well placed.


Vice Chairman and                         President   and   Chief    Operating
Officer
Chief Executive Officer

                           GENERAL CODE OF CONDUCT

1.    Introduction

DENTSPLY   International  Inc.  (the  "Company")  has  adopted  this  Code  of
Business Conduct, consisting of the components described below (the "Program"), to assist the Company and its personnel in conducting business in an ethical manner and in full compliance with the requirements of all applicable laws and regulations. It is the policy of the Company to comply with all applicable laws, including, without limitation, medical device and similar requirements, employment, discrimination, health, safety, antitrust, securities and environmental laws. No director, officer, executive or manager of the Company has authority to violate any law or to direct another employee or any other person to violate any law on behalf of the Company. This Program reflects the Company's intent to operate not only in a legal manner, but in accordance with sound business ethics. The Program applies to all Company business operations and subsidiaries worldwide and to all employees, officers and directors of the Company and its subsidiaries ("personnel"), except for legal requirements which are specific to a jurisdiction. Because the Program documents may not be translated into the local language in every location where we do business, it shall be the responsibility of management responsible for those areas to communicate the general purpose and requirements of the Program.

The Program consists of 1) a Code of Business Conduct ("Code") setting forth general standards for the conduct of Company business and operations, including procedures for reporting of concerns about compliance with the Code and/or legal requirements; 2) a set of more specific policies oriented toward compliance with specific laws and requirements; and 3) procedures to help ensure that the Program is effective in preventing, detecting and taking appropriate action in regard to violations of applicable laws and the Code, such as periodic monitoring and auditing programs. All Company personnel must be aware of the contents of the Program and perform their responsibilities in a manner which is fully consistent with the Program.
Because the principles described in the Code are general, Company personnel should review the specific applicable policies for specific instructions and contact their supervisors, the relevant Senior Management and/or the General Counsel's office regarding proper conduct in a particular situation in which they have any questions.

The Program will be overseen by a Corporate Compliance Committee consisting of the Company's Chief Executive Officer, Chief Operating Officer, the Chief Financial Officer and the General Counsel. The Committee will meet as necessary to review the Program, the Code and compliance activities within the Company.

The Code of Business Conduct reflects general principles to guide employees in making ethical decisions and cannot and is not intended to address every specific situation. As such, nothing in this Code prohibits or restricts the Company from taking any disciplinary action on any matters pertaining to employee conduct, whether or not they are expressly discussed in this document. The Program, including the Code, is not intended to and shall not be deemed or construed to provide any rights, contractual or otherwise, to any third parties or to any personnel of the Company or its subsidiaries. The provisions of the Program may be revised, changed or amended at any time as determined appropriate by the Company.

2.    General Standards of Conduct

A.    One of the Company's  strongest assets is a reputation for integrity and honesty. A fundamental principle on which the Company will operate its business is full compliance with applicable laws. The Company will also conduct its business in conformance with sound ethical standards. Achieving business results by illegal acts or unethical conduct is not acceptable.

           All   Company   personnel   shall  act  in   compliance   with  the
           requirements of applicable law and this Code and in a sound ethical manner when conducting Company business and operations.

B.    Each  Company   supervisor  and  manager  is  responsible  for  ensuring
           compliance by the personnel which he or she supervises or manages with applicable law and the Code. All personnel are responsible for acquiring sufficient knowledge to recognize potential compliance issues applicable to their duties and for appropriately seeking advice regarding such issues.

C.    This Code has been distributed to all applicable  Company  personnel and sets forth general standards applicable to the Company's business and operations. In addition, there are a number of more detailed and specific policies covering particular business units or subject matters. The Company will communicate those specific policies to personnel who are particularly affected by them and they must be complied with in the course of the Company's business. These policies may be changed and/or additional policies may be issued from time to time.

D.    All of the  Company's  business  transactions  shall be  carried  out in accordance with management's general or specific directives.

E.    Company  personnel  shall be  honest  in all  dealings  with  government
           agencies  and  representatives.   No  misrepresentations  shall  be
           made, and no false bills or requests for payment or other documents shall be submitted to government agencies or representatives.

F.    All of the Company books and records  shall be kept in  accordance  with
           U.S. generally accepted accounting standards (U.S. GAAP) or other applicable local or statutory principles with reconciliation to U.S. GAAP. All transactions, payments, receipts, accounts and assets shall be completely and accurately recorded on the
           Company's books and records on a consistent basis. No payment shall be approved or made with the intention or understanding that it will be used for any purpose other than that described in the supporting documentation for the payment. All internal financial and other control procedures shall be followed.

3.    Reporting of Violations

A.    Illegal  acts or improper  conduct  may  subject  the  Company  (and its employees) to severe civil and criminal penalties, including large fines and being barred from certain types of business. It is therefore very important that any suspected illegal activity or violations of the Code be promptly brought to the Company's attention.

B.    Any Company  personnel  who believes or becomes aware that any violation of this Code, including violation of applicable accounting, internal controls or auditing matters, or any suspected illegal activity has been engaged in by Company personnel or by non-employees acting on the Company's behalf shall promptly report the violation or activity in person, by phone or in writing, to one of the following persons:

1.    The personnel's immediate  supervisor,  business unit or department head or another senior manager.
2.    The  General  Counsel  or  another   attorney  in  the  Company's  Legal
                Department.
3.    The Chief Financial Officer or Director of Internal Audit.

           To the extent an employee is  uncomfortable  contacting  any of the
           above  people,   employees   should  contact  the  Chief  Executive
           Officer, the Chief Operating Officer or a Senior Vice President.

C.    Company  personnel may report  suspected  illegal acts or a violation of this Code anonymously. To the extent practical and appropriate under the circumstances and as permitted by law, the Company will take reasonable precautions to maintain the confidentiality of those individuals who report illegal activity or violations of this Code and of those individuals involved in the alleged improper activity, whether or not it turns out that improper acts occurred. Anonymous reports may be made by phone, web reporting or letter. Reports by phone can be made to a third party hotline service at 800-461-9330, reports by letter should be directed to the General Counsel's office, and web reporting can be made at the following web addresses: www/dentsply.com/report or
                                                 -----------------------
           www/mysafeworkplace.com.
           -----------------------

D.    It shall be a  violation  of this  Code if  personnel  fail to  report a known illegal activity or violation of the Code. If you have a question about whether particular acts or conduct may be illegal or violate the Code, you should contact one of the persons listed above in subsection B. It shall be a violation of this Code if personnel to whom a suspected illegal act or violation of the
           Code is reported fail to ensure that the act or violation of the Code comes to the attention of the General Counsel's office, the Director of Internal Audit or a member of the Corporate Compliance Committee.

           If the suspected illegal acts or conduct in violation of the Code involve a person to whom such acts or violations might otherwise be reported, the acts or violation should be reported to another person to whom reporting is appropriate.

E.    It is Company policy to promptly and thoroughly  investigate  reports of suspected illegal activity or violations of this Code. Company personnel must cooperate with these investigations. It shall be a violation of this Code for personnel to prevent, hinder or delay discovery and full investigation of suspected illegal acts or violations of this Code.

F.    No reprisals or disciplinary  action will be taken or permitted  against personnel for good faith reporting of, or cooperating in the investigation of, suspected illegal acts or violations of this Code. It shall be a violation of this Code for Company personnel to punish or conduct reprisals against other personnel for making a good faith report of, or cooperating in the investigation of, suspected illegal acts or violations of this Code.

G.    Personnel  who  violate the Code or commit  illegal  acts are subject to disciplinary action, up to and including dismissal from the Company. Personnel who report their own illegal acts or improper conduct, however, will have such self-reporting taken into account in determining the appropriate disciplinary action.

4.    Government Interviews or Investigation

A.    The Company and its personnel  shall  cooperate  fully and promptly with appropriate government investigations into possible civil and criminal violations of the law. It is important, however, that in this process, the Company is able to protect the legal rights of the Company and its personnel. To accomplish these objectives, any governmental inquiries or requests for information, documents or interviews, other than routine operating inspections (e.g., OSHA, FDA, etc.), should be promptly referred to the General Counsel's office.

5.    Compliance Procedures

A.    Introduction.  The Purpose of these procedures is to increase  awareness of the Program and Code, facilitate internal reporting of any suspected violation of the law or the Code and ensure that any reported violations are fully investigated and that the Company responds appropriately to any violations.

B.    Maintaining Awareness of the Program

1.    A copy of the  Code,  which  includes  a  description  of how to  report
                suspected   violations  of  the  law  or  the  Code,  will  be
                provided to employees of the Company.

2.    New employees will be provided a copy of the Code upon their employment.

3.    Applicable  employees  will  periodically  be  required  to  sign a form stating their awareness of and compliance with the Code and the Program.

4.    A  copy  of  the  Code  and a  description  of  the  violation-reporting procedure will be available to all Company employees.

5.    The Internal  Audit  Department  shall,  as it  determines  appropriate, include in its audits a review of awareness of and compliance with the Code, particularly with regard to management employees or other employees who are in a position to engage in conduct which may not be easily observed by other employees, or in a position where there is frequent involvement in activities which may carry a significant risk of liability.

6.    The  General  Counsel's  office,  in  cooperation  with  other  relevant departments, shall create and distribute policies and/or guides applicable to the Company's business and shall periodically review compliance of the Company and its business units with applicable law.

      C.   Company Investigations

1.    If a report of  potential  illegal  acts or conduct in  violation of the
                Code is made, it shall promptly be brought to the attention of the General Counsel.

2.    The General  Counsel  shall oversee the  investigation  of any report of suspected illegal acts or violation of the Code, utilizing appropriate legal, internal audit and other department personnel and shall involve outside legal counsel or the Company's independent auditors when appropriate.

3.    Reports of  suspected  illegal acts or  violations  of the Code shall be promptly investigated; such investigations may include interviews of employees and external parties and the review of relevant documents or other materials. The investigation will be conducted in a manner which, to the degree reasonable, protects any applicable legal privileges in regard to the investigation.

4.    Once an  investigation  is completed,  if determined  appropriate by the
                General Counsel, the Corporate Compliance Committee and appropriate management of the Company shall be apprised and evaluate the results of the investigation and decide if any corrective, disciplinary or other action is warranted and shall direct and oversee implementation of any such action.

5.    The Audit  Committee of the Board of Directors,  Executive  Committee of
                the Board of Directors or the full Board of Directors shall be informed, as determined appropriate by the Corporate Compliance Committee or as required by law, regarding investigations and any actions taken or to be taken as a result of investigations under the Code.

      D.   Ongoing Evaluation of Program

1.    The  Company  will  monitor  and  audit  compliance  with  the  Code and applicable laws.

2.    The Corporate  Compliance  Committee will review the  effectiveness  and content  of the  Program  on a  regular  periodic  basis.  The
                Code  and  other  compliance   policies  will  be  updated  as
                appropriate.

6.    International Matters

A.    International  Operations.  Laws and customs vary  throughout the world,
-------------------------------
           but all employees must uphold the integrity of the Company in other nations as diligently as they would do so in the United
           States. When conducting business in other countries, it is imperative that employees be sensitive to foreign legal requirements and United States laws that apply to foreign operations, including the Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act generally makes it unlawful to give anything of value to foreign government officials, foreign political parties, party officials, or candidates for public office for the purposes of obtaining, or retaining, business for the Company. Employees should contact the Internal Audit or Legal Department if they have any questions concerning a specific situation.

B.    Sanctions  and  Trade  Embargoes.  The  United  States  government  uses
--------------------------------------
           economic sanctions and trade embargoes to further various foreign policy and national security objectives. Employees must abide by all economic sanctions or trade embargoes that the United States has adopted, whether they apply to foreign countries, political organizations or particular foreign individuals and entities. Inquires regarding whether a transaction on behalf of the Company complies with applicable sanction and trade embargo programs should be referred to the Legal Department.

C.    Antiboycott.  Certain  countries  have  adopted  boycott  laws which are designed to discourage companies from doing business with Israel. Laws in the United States make it illegal for companies to abide by or acknowledge such boycotts.

7.    Waivers

It is recognized that a rare circumstance might arise in which the Code should not apply. No waivers of the provisions of this Code to any Director or Executive Officer shall be made or granted unless approved by the Board of Directors (or a designated Committee of the Board) of the Company. Any such waiver shall be promptly disclosed by the Company.



                      USE OF COMPANY FUNDS AND RESOURCES

One critical element of the Company's reputation for integrity is its adherence to both legal and generally accepted ethical standards governing the use of Company funds and resources. The following directives provide specific standards of conduct to be followed:

1. No funds shall be used for any purpose which would be in violation of any applicable law; or to make payments to, or for the benefit of, domestic or foreign government employees; provided that gratuities in small amounts may be paid to foreign government employees if such gratuities merely enable the Company to receive services to which it would otherwise be entitled.

2. Funds or assets shall not be used, directly or indirectly, to make gifts to, provide entertainment for, or furnish assistance in the form of transportation or other services to, government employees or public officials, if such gifts, entertainment, or assistance would be a violation of governmental regulations or would adversely reflect on the Company's or the officials' integrity or reputation.

3. All assets and liabilities must be recorded in the regular books of the Company and its subsidiaries; no undisclosed or unrecorded funds or assets shall be established for any purpose; no false or artificial entries shall be made in the books and records for any reason; and no payments shall be approved or made with the intention or understanding that any part of such payments are to be used for any purpose other than that described by the material supporting the disbursement.

4. No direct or indirect political contributions shall be made with Company funds without the express approval of the Board of Directors and subject to review by the Company's General Counsel as to the legality of such contributions.

5. Any officer or employee who has information or knowledge of any violation of these directives shall promptly report the matter to the General Counsel or the appropriate corporate or divisional officer.

6. All officers and managers are obligated to seek advice and guidance from the Company's Legal Department in order to insure compliance with all applicable laws, rules and regulations.

7. All managers shall be responsible for the enforcement of, and compliance with, all policies of the Company, including distribution and communications to insure employee knowledge thereof and compliance therewith.


                             CONFLICT OF INTEREST


Directors and employees of the Company are expected to avoid involvements or situations which could interfere, or appear to interfere, with the impartial discharge of their responsibilities. Therefore, these persons shall NOT, for their own account or for the account of any other person, directly or indirectly:

1. Seek to profit from information about the business affairs, financial position, or any transactions of the Company which have not been publicly disseminated.

2. Divert to themselves or others any business or investment opportunity in which the Company is or might be interested if aware of the opportunity.

3. Become a director or officer of any firm or obtain any financial interest (other than the acquisition of publicly traded securities which do not exceed 3% of such enterprise or of such person's net worth) in any firm supplying goods or services to the Company or which purchases goods or services from the Company, unless authorized by the Board of Directors.

4. Have a proprietary interest in or participate in any business enterprise involving the manufacture or sale of any product which is competitive with or similar to products produced by the Company, or involving the offering of any type of services competitive with or similar to services offered by the Company. In addition, any conduct which might give rise to potential for misuse of the Company's trade secrets or confidential business information is also prohibited. However, this policy shall not preclude an investment interest in publicly held corporations which manufacture and sell such products or offer such services within the limits described in Paragraph 3 above.

5. Give or accept personal gifts, payments, favors, special considerations, discounts, etc. which are of more than a normal value, unless approved by the employee's manager. Common social amenities may be given or accepted without manager approval only if they are of the type that are normally associated with accepted business practice within the industry or relative work discipline. Additional management approval beyond the employee's manager should be secured if any doubt exists with respect to a particular item or situation.

6. Enter into personal transactions with suppliers of the Company or with customers of the Company other than on terms and conditions as are available to the public, except as disclosed to the Audit Committee of the Board of Directors.



                    PERSONAL RESPONSIBLITIES OF EMPLOYEES

All employees are expected to maintain high ethical standards in their actions and working relationships with customers, fellow employees, competitors, representatives of government, communication media and others. All employees of the Company are expected to act in business matters with dual responsibility to the public interest and the Company's interest, above their own.

In addition to being in compliance with all Company policies, all employees must also be in compliance with the following:

o Any employee who has information or knowledge of any violation of any Company Policies or any violation of a legal obligation or requirement shall promptly report the matter to their manager/supervisor, to any corporate or divisional officer, or to the General Counsel.

o All confidential information about the Company, including inventions, discoveries, formulas, trade secrets, customer lists, employee data, etc., as well as confidential information acquired by the Company from another company, individual or entity subject to a secrecy and proprietary rights agreement, shall be kept confidential during and subsequent to the period of employment with the Company.

o Information gathered on competitors, customers, suppliers, etc., must be acquired legally and in a manner consistent with the Company's high level of ethics and proper business conduct. Employees on the receiving end of another company's confidential information should alert their supervisor of the situation, who in turn should seek guidance from the Legal Department.

It is recognized that in many situations and issues involving ethical or moral judgment, it may be difficult to determine the right course of action with certainty. In such instances, employees shall not rely solely on their own judgment, but shall discuss the matter in full with their respective manager/supervisor. In such instances, full disclosure of the facts in a timely fashion and to the proper management level will serve to meet the employees' responsibilities with respect to this Policy.



                    TRADING IN DENTSPLY INTERNATIONAL INC.
                         AND OTHER RELATED SECURITIES

Federal laws and regulations prohibit purchases and sales of the Company's stock and other related securities by directors, officers and employees on the basis of material information which is not generally available to the public. The passing of such inside information - "tipping" - to outsiders who may then trade on it is also prohibited. To assure compliance with these laws, the following rules apply to directors, officers and employees of the Company.

1. They shall not purchase or sell or otherwise trade in securities of the Company or derivative securities, such as listed stock options, while in possession of material, non-public information about the Company.

2. For purposes of this policy, the term "material information" means that information as to which there is a substantial likelihood that the information would be viewed by a reasonable investor as significantly altering the "total mix" of information available in making investment decisions.

3. "Non-public information" is that information which has not become generally available to the investing public, through such channels as the Company's publications, e.g., press releases, Annual and Interim Reports to Stockholders, Proxy Statements and SEC filings; as well as news articles, stock analysts' reports and like writings about the Company and subjects relating to its businesses.

4.    They  shall  not  divulge   confidential  -  and  possibly   material  -
      information  about  the  Company,   either  to  other  employees  or  to
      outsiders, except on a "need-to-know" basis.

5. They shall not buy or sell securities of any other company about which material non-public information has been obtained through the performance of their position responsibilities at DENTSPLY International Inc.

Should there be any questions concerning the above with regard to any particular transaction involving DENTSPLY International Inc. securities or other related securities, please consult with the Legal Department prior to taking any action.


           ACCURACY OF BOOKS, RECORDS POLICY AND PUBLIC STATEMENTS

The Company's financial records should accurately reflect the nature and purpose of all transactions.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, you must consult the Legal Department before taking any action with respect to any such records.

The Company's public statements, including press releases and public filings, shall not contain any material incorrect information and shall not omit any information necessary to make the statements contained therein not misleading. Required filings with the Securities and Exchange Commission ("SEC") shall be complete, timely and in compliance with the requirements of the SEC.



                        DISCRIMINATION AND HARASSMENT

The Company provides equal employment opportunities to all employees and applicants for employment without regard to race, color, religion, sex, national origin, age, non-job related disability, or status as a Vietnam-era or special disabled veteran in accordance with all applicable federal, state and local laws, including executive orders as appropriate for any federal contracts. This policy applies to all terms and conditions of employment, including, but not limited to, hiring, placement, promotion, termination, layoff, recall, transfer, leaves of absence, compensation and training.

The Company expressly prohibits any form of employee harassment. This policy extends not only to the Company's employees, but also to all persons with whom the Company's employees deal, such as suppliers and customers.

Sexual harassment is defined as unwelcome sexual advances, requests for sexual favors, and all other verbal or physical conduct of a sexual or otherwise offensive nature, and is prohibited especially where (a) submission to such conduct is made either explicitly or implicitly a term or condition of employment; (b) submission to or rejection of such conduct is used as the basis for decisions affecting an individual's employment; or (c) such conduct has the purpose or effect of creating an intimidating, hostile, or offensive working environment. Furthermore, offensive comments, jokes, innuendoes, pictures, cartoons and other sexually oriented documents and statements are prohibited.

Each member of management is responsible for creating an atmosphere free of discrimination and harassment, sexual or otherwise. Further, employees are responsible for respecting the rights of their co-workers and expected to conduct themselves in a business-like manner at all times.

If an employee experiences any improper job-related harassment or believes they have been treated in an unlawful, discriminatory manner, they should first attempt to resolve the problem with the individual exhibiting the conduct toward them. If attempting to resolve the issue themselves is inappropriate or not successful, they should promptly report the occurrence to their supervisor, a member of management, or to a representative of the Human Resources Department. The Human Resources Department will investigate all matters related to discrimination and/or harassment and take proper action.

If the Company determines that an employee has engaged in harassment or other prohibited conduct, appropriate disciplinary action will be taken, up to and including termination of employment.

The Company prohibits any form of retaliation against any employee for filing a legitimate complaint under this policy or for assisting in a complaint investigation.


                                ANTITRUST LAW

The antitrust laws generally are intended to promote the free enterprise system by eliminating artificial restraints on competition. Violations of the antitrust laws can subject violators to criminal penalties and civil damages, and individuals to criminal penalties, imprisonment or both. These laws are often complex and not easily understood. Nevertheless, it has always been the uncompromising policy of the Company that its employees will comply strictly with such laws. Certain activities are legally deemed to be inherently anti-competitive and no defense of any kind will be permitted to justify or excuse the conduct. Other activities will constitute violations if they are anti-competitive and cannot otherwise be justified. It is difficult to provide specific directives governing employee conduct involved in such "rule of reason" activities because of the fact specific nature of antitrust analysis. However, based on well-established court decisions, no director, officer or employee should engage in any of the following conduct without first discussing the circumstances with the General Counsel.

1. Discuss with competitors past, present or future prices of or marketing plans for, any of the Company's products; or past, present or future prices paid or to be paid for products or materials purchased by the Company, or other business information affecting such prices ("price" includes all terms of sale, including discounts, allowances, promotional programs, credit terms and the like).

2.    Discuss  with   competitors  the  division  or  allocation  of  markets,
      territories or customers, or discuss with customers the division or allocation among customers of their markets, territories or customers.

3.    Discuss with competitors or customers the boycotting of third parties.

4. Reach an agreement or understanding with a customer on the specific price at which the customer will resell the Company's products.

Whenever an employee becomes involved in any activity in which a competitive restraint may be present or that could lead to a problem under the antitrust laws, he or she should consult with a member of the Legal Department before taking any action.